SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]




[ ]     Preliminary Proxy Statement
[ ]     Confidential for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee:

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
        (2)      Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)      Proposed maximum aggregate value of transaction:
        (5)      Total fee paid:

[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)      Amount Previously Paid:
        (2)      Form, Schedule or Registration Statement No.:
        (3)      Filing Party:
        (4)      Date Filed:

                                IVAX CORPORATION


                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The date, time and place of the annual shareholders' meeting of IVAX Corporation are as follows:

         Date:   Thursday, June 15, 2000
         Time:   10:00 a.m.
         Place:  Wyndham Hotel
                 1601 Biscayne Boulevard
                 Miami, Florida

         Matters to be voted on:

1.       Election of eight directors

2. Amendment to our Articles of Incorporation to increase the number of authorized shares of common stock

3. Any other matters properly brought before the shareholders at the meeting

         Only shareholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    CAROL J. GILLESPIE
                                    SECRETARY

Miami, Florida
May 15, 2000

                    -----------------------------------------
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE
                    -----------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


Record Date..................................................................1
Note on Stock Split..........................................................1
Agenda.......................................................................1
Quorum.......................................................................1
Voting.......................................................................1
Revocation of Proxy..........................................................1
Election of Directors........................................................2
Director Compensation........................................................3
Meetings and Committees of the Board of Directors............................3
Section 16(a) Beneficial Ownership Reporting Compliance......................4
Certain Relationships and Related Transactions...............................5
Stock Ownership of Management and Principal Security Holders.................5
Executive Compensation.......................................................6
Employment Agreements........................................................7
Change in Control Agreements.................................................8
Stock Options................................................................9
Performance Graph............................................................9
Report of Compensation and Stock Option Committee............................11
Compensation Committee Interlocks and Insider Participation..................12
Amendment to Articles of Incorporation.......................................13
Independent Auditors.........................................................14
Shareholder Proposals for 2001 Annual Meeting................................14
Expenses of Solicitation.....................................................15
Other Business...............................................................15

                                IVAX CORPORATION
                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held at 10:00 a.m. on Thursday, June 15, 2000 at the Wyndham Hotel, 1601 Biscayne Boulevard, Miami, Florida, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about May 15, 2000.

RECORD DATE

         As of the record date, April 17, 2000, we had 156,386,315 shares of our common stock outstanding. Record holders of our common stock on April 17, 2000 are entitled to one vote for each share held on all matters to be considered at the annual meeting.

NOTE ON STOCK SPLIT

         We split our common stock on a 3 for 2 basis effective on February 22, 2000. All shares, share prices and related figures in this proxy statement are restated to reflect the stock split.

AGENDA

         1.  Election of eight directors
         2. Amendment to our Articles of Incorporation to increase the number of authorized shares of common stock
         3.  Any other matters properly brought at the meeting

QUORUM

         A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting.

VOTING

         We will follow your voting instructions. If there are no voting instructions, we will vote signed proxies "for" the Board's nominees and "for" the amendment to the Articles of Incorporation. The persons named in the proxy will use their discretion on any other matters. With respect to the proposal to elect eight directors, you may vote in favor of all nominees or withhold your votes as to all or specific nominees. The eight director nominees who receive the highest number of votes will be elected. To amend the Articles of Incorporation, a majority of the votes cast must be in favor of the amendment, provided a quorum exists. Votes that are withheld or abstentions will be excluded from the vote, but they will count for purposes of determining whether a quorum is present. Brokers that do not receive instructions from beneficial owners are permitted to exercise voting discretion with respect to the election of directors, but not with respect to the amendment. Broker non-votes will have no effect on the vote, but will be counted in determining whether a quorum is present.

REVOCATION OF PROXY

         Your proxy may be revoked at any time prior to its exercise by giving written notice to our Secretary at 4400 Biscayne Boulevard, Miami, Florida 33137, by delivering a later dated proxy, or by voting in person at the meeting.

                              ELECTION OF DIRECTORS

         Our Board of Directors set the number of directors constituting the Board at eight. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are currently directors. Each has agreed to be named in the proxy statement and to serve as director if elected. If any of the nominees withdraws or is unable to serve as a director of IVAX, then the proxy will be voted for such other person who is designated a nominee by the Board of Directors.

MARK ANDREWS                        Director since 1987

         Mark Andrews, age 49, has served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) since 1980, and was its President from 1980 to 1988. Upon the merger of American Exploration Company into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997, Mr. Andrews became the Vice Chairman of the Board of Directors of the combined entity. Mr. Andrews has also served as Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage), and as President of Great Spirits Company LLC (consumer products distribution) since 1998.

ERNST BIEKERT, PH.D.                Director since 1991

         Ernst Biekert, age 75, is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

CHARLES M. FERNANDEZ                Director since 1998

         Charles M. Fernandez, age 38, has been the President, Chief Executive Officer, and a director of Big City Radio, Inc. (broadcasting/internet) since 1999. He has also been the Chairman of the Board of Continucare Corporation (integrated health care) since 1996 and was its Chief Executive Officer from 1996 to 1999. He has also been Vice-Chairman of HealthCare2Net Solutions (internet solutions) since 1999. From 1985 to 1996, he was the Executive Vice President and a director of Heftel Broadcasting Corporation (radio broadcasting). From 1998 to 1999 he was a director of Frost Hanna Capital Group, Inc. (investment company).

JACK FISHMAN, PH.D.                 Director since 1987

         Jack Fishman, age 69, is an Adjunct Professor at The Rockefeller University and director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. He served as our Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as our President from 1988 to 1991. Dr. Fishman served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

NEIL FLANZRAICH                     Director since 1997

         Neil Flanzraich, age 56, has served as our Vice Chairman and President since May 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe from 1995 to 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He is

Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), and is a director of Whitman Education Group, Inc. (proprietary education).

PHILLIP FROST, M.D.                 Director since 1987

         Phillip Frost, age 63, has served as our Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as our President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), Vice Chairman of the Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace). He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

JANE HSIAO, PH.D.                   Director since 1995

         Jane Hsiao, age 52, has served as our Vice Chairman-Technical Affairs since February 1995, as our Chief Technical Officer since July 1996, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., our veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as our Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., our principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

ISAAC KAYE                          Director since 1990

         Isaac Kaye, age 70, has served as our Deputy Chief Executive Officer since 1990 and as Chairman of Norton Healthcare Limited, our principal United Kingdom pharmaceutical subsidiary, since 1990.

DIRECTOR COMPENSATION

         During 1999, each director who was not employed by us received an annual fee of $10,000 for his or her service as a director. Beginning in 2000, this annual fee was increased to $15,000. In addition, each director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to our 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following our annual meeting of shareholders, non-qualified options to purchase 7,500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of the grant, and having a term of ten years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held six meetings during 1999. During 1999, all incumbent directors attended at least seventy-five percent (75%) of the meetings of the Board and the committees of the Board on which they served. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

                          AUDIT COMMITTEE - 6 MEETINGS

FUNCTION                                                      MEMBERS
o     Review adequacy of internal  systems of                 o     Charles M. Fernandez (Chairman)
      accounting controls                                     o     Mark Andrews
o     Recommend appointment of independent auditors           o     Jack Fishman, Ph.D.
o     Meet  with   independent   auditors  and  internal      o     Jane Hsiao, Ph.D.
      auditors  regarding their examination of the books
      and records
o     Review financial statements
o     Review management's disclosures
o     Review findings and recommendations of auditors
o     Reviewing   other  matters   regarding   financial
      affairs and internal policies and procedures

              COMPENSATION AND STOCK OPTION COMMITTEE - 6 MEETINGS

FUNCTION                                                      MEMBERS
o     Recommend or approve compensation of directors,         o     Mark Andrews (Chairman)
      executive officers and other highly paid employees      o     Ernst Biekert, Ph.D.
o     Review employee benefit programs                        o     Charles M. Fernandez
o     Authorize  stock option grants and establish terms
      of stock option agreements

                  REGULATORY COMPLIANCE COMMITTEE - 2 MEETINGS

FUNCTION                                                     MEMBERS
o     Review compliance with regulatory requirements          o     Ernst Biekert, Ph.D. (Chairman)
o     Review  quality  assurance  functions of worldwide      o     Jack Fishman, Ph.D.
      operations.                                             o     Jane Hsiao, Ph.D.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and ten percent (10%) shareholders to file initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and ten percent (10%) shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that, during 1999, our directors, executive officers and ten percent (10%) shareholders complied with all Section 16(a) filing requirements applicable to them, except that one Form 4 was inadvertently filed late by each of Mark Andrews and Jack Fishman, and Rafick G. Henein inadvertently filed late his Form 5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Whitman Education Group, Inc. ("Whitman") leases approximately 7,885 square feet of office space from us in Miami, Florida at an annual rental of $147,221. The lease may be terminated by either party upon 180 days notice. Certain of our executive officers and directors serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

         We paid $1,637,453 to PharmAir Corporation ("PharmAir") for use of an airplane in 1999 and intend to make additional payments to PharmAir for use of the airplane in 2000. PharmAir is indirectly beneficially owned by Dr. Frost.

         As of March 31, 1999, BASF Corporation ("BASF") owned more than five percent (5%) of our outstanding common stock. On November 19, 1999, we purchased 6,832,650 shares of our common stock from BASF for $12.00 per share. The closing price of the common stock on that date was $13.67. We borrowed fifty million dollars ($50,000,000) from Frost-Nevada Limited Partnership to pay for part of the purchase of the stock from BASF. The loan has a term of fourteen (14) months and bears simple interest at the rate of ten percent (10%) per year. In connection with this transaction, we also granted to Frost-Nevada Limited Partnership a warrant to purchase seven hundred fifty thousand (750,000) shares of common stock at a price of $12.00 per share, exercisable immediately and expiring seven (7) years from the date of grant.

         Big City Radio, Inc. is negotiating to lease approximately 2,000 square feet of office space from us in Miami, Florida at an annual rental of approximately $42,000. The lease may be terminated by either party upon 30 days notice. One of our directors serves as an officer and director of Big City Radio, Inc.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SECURITY HOLDERS


         The following table indicates, as of March 31, 2000, information about the beneficial ownership of our common stock by (1) each director, (2) each executive officer named in the "Summary Compensation Table," (3) all directors and executive officers as a group, and (4) each person who we know beneficially owns more than 5% of our common stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.


                   NAME OR IDENTITY                 SHARES             PERCENT
                       OF GROUP              BENEFICIALLY OWNED(1)     OF CLASS
                       --------              ---------------------     --------
         Mark Andrews                                 55,200(2)            *
         Ernst Biekert, Ph.D.                         60,000(3)            *
         Charles M. Fernandez                        172,500(3)            *
         Jack Fishman, Ph.D.                       2,995,363(4)           1.92%
         Neil Flanzraich                             312,293(5)            *
         Phillip Frost, M.D.                      24,478,454(6)          15.56%
         Jane Hsiao, Ph.D.                         4,905,394(7)           3.13%
         Isaac Kaye                                  401,250(3)            *
         Rafick G. Henein, Ph.D.                     355,514(8)            *
         All directors and executive              33,846,017(9)          21.29%
         officers as a group (10 persons)
--------------------
* Represents beneficial ownership of less than one percent (1%).
(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(2) Includes 7,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000 and 4,200 shares held by a trust for the benefit of Mr. Andrews' children. Mr. Andrews disclaims beneficial ownership of the shares held by the trust for the benefit of his children.

(3) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000 as follows: Dr. Biekert (60,000), Mr. Fernandez (22,500) and Mr. Kaye (356,250).
(4) Includes 30,000 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000. Dr. Fishman disclaims beneficial ownership of an additional 13,800 shares held by his wife.
(5) Includes 307,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000 and 1,404 shares held for Mr. Flanzraich's benefit under the IVAX Corporation Employee Savings Plan.
(6) Includes 4,209,334 shares held directly, 2,328 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 356,250 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000, 19,160,542 shares held by Frost-Nevada Limited Partnership ("FNLP") and 750,000 shares which may be acquired by FNLP upon exercise of a warrant. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 244,551 shares held by his wife. Dr. Frost's business address is 4400 Biscayne Boulevard, Miami, Florida 33137.
(7) Includes 1,476,427 shares held as trustee for the benefit of certain family members, 412,500 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000 and 3,059 shares held on Dr. Hsiao's behalf under the IVAX Corporation Employee Savings Plan.
(8) Includes 309,375 shares which may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000 and 220 shares held for Dr. Henein's benefit under the IVAX Corporation Employee Savings Plan.
(9) Includes all of the shares of common stock, identified in notes 1 through 7 above, that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000, plus 109,374 additional shares that may be acquired pursuant to stock options exercisable within 60 days of March 31, 2000.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by us during 1999 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                                            SUMMARY COMPENSATION TABLE
                                                                                        LONG-TERM
                                                 ANNUAL COMPENSATION                   COMPENSATION
                                 ---------------------------------------------------- -------------
                                                                                          SHARES
           NAME AND                                                    OTHER ANNUAL     UNDERLYING       ALL OTHER
      PRINCIPAL POSITION           YEAR      SALARY         BONUS      COMPENSATION   STOCK OPTIONS    COMPENSATION
      ------------------           ----      ------         -----      ------------   -------------    ------------
                                               ($)           ($)            ($)            (#)            ($)(1)
Phillip Frost, M.D.                1999      575,000     316,250(2)             0               0          4,800
CHIEF EXECUTIVE OFFICER            1998      575,000           0                0         225,000          4,800
                                   1997      575,000           0                0               0          4,800

Isaac Kaye (3)                     1999      541,716     287,500                *               0              0
DEPUTY CHIEF EXECUTIVE OFFICER     1998      550,301           0                *         225,000              0
                                   1997      521,520           0                *               0              0

Neil Flanzraich (4)                1999      500,000     275,000(2)             0               0          4,800
PRESIDENT                          1998      296,154     147,754                0         600,000          4,800
                                   1997           --          --                0              --             --

Jane Hsiao, Ph.D.                  1999      400,000     270,000(2)             *               0          4,800
CHIEF TECHNICAL OFFICER            1998      338,462     200,000                *         300,000          4,800
                                   1997      299,808      25,000                *         150,000          4,800

Rafick G. Henein, Ph.D. (5)        1999      635,123     279,900(2)             0          56,250          4,800
SENIOR VICE PRESIDENT              1998      613,500      75,000                *         112,500          4,800
                                   1997      204,365     200,000          109,708         375,000          4,800

* Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.
(1) The amounts set forth in the "All Other Compensation" column represent matching contributions made by us under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.
(2) The amount included in "bonus" for 1999 includes a retention bonus of 5% of 1999 base salary, which was paid to all our employees who were employed in the United States for the period from July 1, 1998 through June 30, 1999, excluding those employees subject to collective bargaining agreements or other retention programs.

(3) Mr. Kaye's salary and other compensation are paid in British pounds. The information in the table is based on the average exchange rate during the applicable year.

(4)   Mr. Flanzraich's employment commenced in May 1998.
(5) Dr. Henein's employment commenced in July 1997. For Dr. Henein, the amount included in "salary" for each year includes additional cash compensation of $38,500 payable pursuant to his employment agreement and the amount included in "Other Annual Compensation" for 1997 represents taxable relocation expenses and a $100,000 payment to cover the loss on the sale of his former residence.

EMPLOYMENT AGREEMENTS

         In November 1997, we entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of Norton Healthcare Limited, our United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of $575,000, and Mr. Kaye receives an annual base salary of $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

         In July 1997, we entered into an employment agreement with Dr. Henein pursuant to which he serves as our Senior Vice President and as the President and Chief Executive Officer of Zenith Goldline Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $200,000 and he was granted options to purchase 375,000 shares of common stock. He is entitled to an annual base salary of $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to one hundred percent (100%) of his base salary dependent on the performance of Zenith Goldline Pharmaceuticals, Inc. We also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In January 1998, we entered into an employment agreement with Dr. Hsiao pursuant to which she serves as our Chief Technical Officer. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than $300,000. The agreement provides for severance payments if Dr. Hsiao's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         In May 1998, we entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as our Vice Chairman and President. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of $100,000 and is entitled to receive an annual base salary of not less than $500,000. The agreement provides for severance payments if Mr. Flanzraich's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

CHANGE IN CONTROL AGREEMENTS

         We have entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless we provide notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of forty percent (40%) or more of our common stock by a person or group; (2) a change in the majority of our board (other than a change approved by the incumbent board); (3) approval by the shareholders of a reorganization, merger or consolidation; or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of our assets. Exceptions are provided for certain transactions, including those where our existing shareholders maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with us through the six month anniversary of the change in control; and will be entitled to continued participation in our benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by us to peer executives (as defined in the agreements).

         If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in our welfare benefit plans for the full three-year period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 1999 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in equal portions over four years.

                     STOCK OPTION GRANTS IN FISCAL YEAR 1999

                                             PERCENT OF                               POTENTIAL REALIZABLE VALUE
                                  SHARES       TOTAL                                  AT ASSUMED ANNUAL RATES OF
                                UNDERLYING    OPTIONS                                STOCK PRICE APPRECIATION FOR
                                 OPTIONS    GRANTED TO   EXERCISE    EXPIRATION             OPTION TERM
            NAME                 GRANTED     EMPLOYEES     PRICE        DATE         ----------------------------
            ----                 -------     ---------     -----        ----             5%               10%
                                   (#)          (%)         ($)                         ($)               ($)
Phillip Frost, M.D.                 0            0           -           -               -                 -
Isaac Kaye                          0            0           -           -               -                 -
Neil Flanzraich                     0            0           -           -               -                 -
Jane Hsiao, Ph.D.                   0            0           -           -               -                 -
Rafick G. Henein, Ph.D.          56,250         6.3       8.9167        6/03/06        204,187          475,842


         The following table sets forth information concerning stock option exercises during 1999 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of $17.1667 on December 31, 1999.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 1999
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SHARES             VALUE OF UNEXERCISED
                                 SHARES                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                ACQUIRED                OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END
                                   ON       VALUE       ---------------------------   -----------------------------
          NAME                  EXERCISE   REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
          ----                  --------   --------     -----------   -------------   -----------     -------------
                                  (#)        ($)            (#)            (#)             ($)             ($)
Phillip Frost, M.D.                0          0           628,125        196,875        1,939,871       1,891,418
Isaac Kaye                         0          0           628,125        196,875        1,939,871       1,891,418
Neil Flanzraich                    0          0           157,500        450,000        1,771,258       5,100,030
Jane Hsiao, Ph.D.                  0          0           459,375        328,125        2,087,520       3,165,645
Rafick G. Henein, Ph.D.            0          0           309,375        234,375        3,467,599       2,460,559

PERFORMANCE GRAPH


         The graph and table set forth on page 10 compares the cumulative total shareholder return on our common stock for the five-year period from December 31, 1994 through December 31, 1999 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. By "cumulative total shareholder return," we mean that for each year the amount of dividends paid during that year has been added to the increase or decrease in the value of a $100 investment made on December 31, 1994 in our common stock or in the combination of stocks that make up each index. For the second and subsequent years, the amount of dividends paid in prior years has been added to the original investment as if the dividends had been reinvested, and the amount of the increase or decrease during the year is based on this combined amount.

                             PERFORMANCE GRAPH HERE









           YEAR-END                           1994   1995    1996   1997    1998   1999
           --------                           ----   ----    ----   ----    ----   ----
           IVAX Corporation                    100    150      54     36      66    136
           Dow Jones Pharmaceuticals Index     100    164     206    320     475    424
           Dow Jones Equity Market Index       100    138     169    227     292    351


         Since many of our shareholders bought their stock more recently than 1994 and for the other reasons discussed in our Report of the Compensation and Stock Option Committee, we have also prepared a second graph and table comparing the cumulative total shareholder return on our common stock for the past three years with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. We paid no cash dividends during this period, and the number for our stock therefore represents the value at the end of each year of a $100 investment made on December 31, 1996. However, for the two indices, the value of dividends has been added to the investment for each year, as in the first chart.


                       [INSERT 3 YEAR PERFORMANCE GRAPH]


           YEAR-END                           1996   1997    1998   1999
           --------                           ----   ----    ----   ----
           IVAX Corporation                    100     66     121    251
           Dow Jones Pharmaceuticals Index     100    155     231    206
           Dow Jones Equity Market Index       100    134     172    207

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of our executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors, which is presently composed of three non-employee directors. The Committee seeks to ensure that our compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee recognizes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers. The Committee therefore favors forms of compensation that will take maximum advantage of our strengths and will enable those who succeed in building shareholder value to share in the value that they have helped to create.

         The Committee believes that a critical component of compensation for our executives is the award of stock options at the time the executive joins us and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in our growth and prosperity through the grant of stock options will enable us to attract and retain qualified and experienced executive officers.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options applicable to all managers, scientists and other professionals, including all our executive officers, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of shares acquired upon exercise. The Committee will consider an individual's past compliance with the guidelines in considering the award of additional options. In addition, the Board of Directors has recently adopted Stock Ownership Guidelines for officers, which establish specific levels of stock ownership that officers are encouraged to maintain as a concrete expression of their commitment to our success.


         In the performance graphs immediately preceding this report, we have provided data indicating the total shareholder return on our stock over the past five years. Due to operating losses in 1996 and 1997, our stock underperformed both comparator indices for the five-year period. We implemented a company-wide salary freeze in 1997, and the salaries of the Chief Executive Officer and the Deputy Chief Executive Officer were in fact reduced for that year. At that time, we had no incentive compensation plan, and bonuses were paid only in exceptional circumstances. However, in our two most recent years, we have succeeded in returning the company to profitability, as a result of which the total return to our shareholders has outperformed both our peer group and the general market. This greatly improved performance is reflected on the three-year performance graph, which shows that the cumulative return to our shareholders since 1996 was above that of both comparator indices.

         To recognize the performance of the executives and senior management employees who succeeded in restoring our company's upward momentum, in January of 2000, the Compensation Committee approved the 1999 Management Incentive Compensation Plan, which provides for the award of incentive bonuses and non-qualified stock options to our senior managers. The plan provides for the establishment of goals at the beginning of the year and the award of cash bonuses and stock options at the end of the year based on the manager's achievement of his or her goals for the year and on the performance of the company and the manager's business unit. Prior to the approval of this plan, we did not have a formal incentive compensation plan and we believe that the implementation of this plan will enable us not only to reward outstanding performance but will also help us to attract and retain top-quality management employees. Since the incentive award is paid in a combination of cash and stock options, it serves the additional purpose of motivating plan participants to achieve results that will increase the value of our stock.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for our executive officers. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, the compensation of executives in similar positions at other companies in the industry, and our financial performance.

         Stock options represent a significant portion of total compensation for our executive officers. Options are generally awarded to executive officers at the time that they join us and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of our common stock increases. Generally, grants vest in equal amounts over a four-year period and have seven or ten year terms. Executives must be employed by us at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made by the Committee upon the recommendation of the Chief Executive Officer based on the level of an executive's position with us, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with our guidelines, the company's performance and discussions with the executive. Stock options were granted to executive officers in January 2000 for their contributions to the company's outstanding financial results for 1999.

         CHIEF EXECUTIVE OFFICER. For 1999, the Committee approved Dr. Frost's base salary of $575,000 and bonus of $287,500, on the basis of the magnitude of his responsibilities, his ability to influence our financial performance, and our performance during 1999. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies. In January of 2000, the Committee approved a grant of 450,000 stock options to Dr. Frost for his performance in 1999, which is not reflected on the table for the Stock Option Grants In Fiscal Year 1999, because these stock options were granted in 2000.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, we believe that compensation expenses relating to options granted under our stock option plans will not be subject to the Section 162(m) limitations. At this time, we do not intend to qualify other compensation paid to executive officers for deductibility under Section 162(m). The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to our compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates our compensation policies and procedures with respect to its executive officers.

                    COMPENSATION AND STOCK OPTION COMMITTEE:

                             MARK ANDREWS (CHAIRMAN)
                              ERNST BIEKERT, PH.D.
                              CHARLES M. FERNANDEZ

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Charles M. Fernandez is the Chairman of the Board of Continucare Corporation and serves on the Compensation and Stock Option Committee of our Board. Phillip Frost, M.D. serves on the Board of Directors of Continucare Corporation and is an executive officer and director of ours.

                     AMENDMENT TO ARTICLES OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

         The Board of Directors believes it is in our best interest to approve a proposal to amend our Articles of Incorporation ("Articles") to increase the number of shares of common stock we are authorized to issue from 250 million to 350 million. We ask that you approve the following resolution to amend our Articles of Incorporation to increase the number of authorized shares.

PROPOSED RESOLUTION

RESOLVED, that Article III of the company's Articles of Incorporation is amended to read as follows:

                          ARTICLE III - CAPITAL STOCK

      The aggregate number of shares which the Corporation shall have the authority to issue is 350,000,000 shares of Common Stock, par value $0.10 per share.

REASONS FOR THE PROPOSAL

Approval of the proposal will give us continued flexibility to:

      /bullet/ Split our stock or issue stock dividends
      /bullet/ Pursue growth opportunities through acquisitions
      /bullet/ Provide equity-based incentives to our employees

         FUTURE STOCK SPLITS: Earlier this year we split our common stock on a 3 for 2 basis, following a significant increase in the market price for our shares. Although approximately 51 million shares were used for that purpose, we did not increase the number of our authorized shares before effecting the split, which was issued in the form of a stock dividend. We may not be able to effect another stock split without an amendment to the Articles, due to the number of shares currently outstanding and those reserved for issuance under our convertible notes, outstanding warrants, and various employee benefit plans. We cannot assure you that our stock price will continue to increase or that the Board will declare another stock split at any price or at all. Approval of this proposal, though, will give us the flexibility to maintain a reasonable stock price by permitting future stock splits or stock dividends, if the Board deems it appropriate. Approval of the proposed amendment at this time will help avoid the expense and delay of holding a special shareholders meeting or having to wait for the next annual meeting if the Board decides to enact a future stock split.

         SUPPORT FOR OUR GROWTH STRATEGY: Approval of the proposed amendment also will support our growth strategy. We have acquired a number of companies to broaden our product lines, expand our geographic market presence, add scientific expertise and new technologies, and otherwise enhance our competitive position. We have paid for some of these acquisitions with shares of common stock, which enables us to conserve our cash, gives the selling shareholders an ongoing stake in the success of the combined enterprises, and in some instances enables us to treat the transaction as a pooling of interests. Our strategy includes evaluating future acquisition opportunities as they arise, and structuring each transaction in a manner that will be most advantageous to us and to the selling shareholders. Approval of the proposal will give us continued flexibility in determining the optimal form of consideration to use for future acquisitions, whether common stock, cash, or a combination of both.

         EQUITY-BASED INCENTIVE COMPENSATION: Approval of the proposed amendment will allow us to continue to offer equity-based incentive compensation to our employees and directors. Such compensation may include stock options and restricted stock, as well as stock that our employees purchase under our retirement savings plan and our employee stock purchase plan. Equity-based compensation is an important element of our compensation program because it helps align our employees' interests with yours by tying a significant portion of their pay to increases in the stock's value.

NO FURTHER APPROVAL BEFORE ISSUANCE AND NO PROPORTIONATE SUBSCRIPTION RIGHTS

         If this proposal is approved, the Board of Directors can issue any of these shares without your further approval, unless your approval is required by law or stock exchange rules.

         In addition, you will not have any rights to subscribe to any of the shares on a proportionate basis. As a result, the issuance of these shares could reduce your proportionate ownership share of IVAX.

ANTI-TAKEOVER IMPACT

         We have not proposed the increase in the number of authorized shares with the intention of using the additional shares for anti-takeover purposes. We could, however, use these shares to make more difficult or to discourage an attempt to gain control of IVAX. Doing so might discourage an attempted change-in-control that could result in a higher price for your shares.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board to audit our financial statements for 2000. This firm has acted as our independent public accountants since 1986. Representatives of Arthur Andersen LLP are expected to attend the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by you.

                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         If you want to bring business before the 2001 annual meeting of shareholders, you must follow the procedures outlined in our by-laws. A copy of these procedures is available upon request from our Secretary at our executive office. One of the procedural requirements in the by-laws is timely notice in writing of the business you propose to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting. If notice is timely received and in compliance with all the procedures, then our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

         If you want to include a shareholder proposal in the proxy statement for the 2001 annual meeting of shareholders, it must be delivered to our Secretary at our executive office before January 15, 2001 in order to be considered for inclusion in the proxy statement for that meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by us. In addition to the use of the mail, our regular employees may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock.

OTHER BUSINESS

         At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

         You can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 1999 at no charge by writing to us at Investor Relations, 4400 Biscayne Boulevard, Miami, Florida 33137.

May 15, 2000

                                IVAX CORPORATION
                  4400 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Phillip Frost, M.D. and Neil Flanzraich and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Corporation (the "Company") held of record by me at the close of business on April 17, 2000, at the Annual Meeting of Shareholders to be held on June 15, 2000, and at any adjournment of the meeting, and, in their discretion, to vote my shares on any other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY ME. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                   (continued and to be signed on other side)

                           (continued from other side)

1.   ELECTION OF DIRECTORS

     FOR each nominee      WITHHOLD AUTHORITY to vote      Mark Andrews; Ernst Biekert, Ph.D.;
     listed (except as     for all nominees listed         Charles M. Fernandez; Jack Fishman, Ph.D.;
     marked to the                                         Neil Flanzraich; Phillip Frost, M.D.; Jane
     contrary)                                             Hsiao, Ph.D.and Isaac Kaye.

     [ ]                   [ ]                             (INSTRUCTION: To withhold authority to vote
                                                           for any individual nominee, draw a line
                                                           through such nominee's name.
2.   AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


       FOR                 AGAINST             ABSTAIN

     [ ]                   [ ]                   [ ]



                                                           I acknowledge receipt of the accompanying
                                                           Notice of Annual Meeting of Shareholders
                                                           and Proxy Statement for the June 15, 2000
                                                           meeting.


                                                           Dated: _____________________________, 2000

                                                           __________________________________________
                                                           Signature

                                                           __________________________________________
                                                           Signature if held jointly

                                                           (Please sign exactly as name or names
                                                           appear on this Proxy. When shares are held
                                                           by joint tenants, both should sign. When
                                                           signing as attorney, executor,
                                                           administrator, trustee or guardian, please
                                                           give full title as such. If a corporation,
                                                           please sign in full corporate name by
                                                           president or other authorized officer. If
                                                           a partnership, please sign in partnership
                                                           name by authorized person. Please date the
                                                           Proxy.)

      PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Postage is not
      necessary if mailed in the United States.